Filed Pursuant to Rule 424(b)(5)
Registration No. 333-295425

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED APRIL 30, 2026

€9,000,000,000

Meta Platforms, Inc.

€1,750,000,000 4.300% Senior Notes due 2031

€1,250,000,000 4.650% Senior Notes due 2033

€1,000,000,000 4.900% Senior Notes due 2035

€1,750,000,000 5.400% Senior Notes due 2038

€1,750,000,000 6.050% Senior Notes due 2044

€1,500,000,000 6.400% Senior Notes due 2065

We are offering €1,750,000,000 of our 4.300% senior notes due 2031 (the “2031 notes”), €1,250,000,000 of our 4.650% senior notes due 2033 (the “2033 notes”), €1,000,000,000 of our 4.900% senior notes due 2035 (the “2035 notes”), €1,750,000,000 of our 5.400% senior notes due 2038 (the “2038 notes”), €1,750,000,000 of our 6.050% senior notes due 2044 (the “2044 notes”), and €1,500,000,000 of our 6.400% senior notes due 2065 (the “2065 notes” and, together with the 2031 notes, the 2033 notes, the 2035 notes, the 2038 notes, and the 2044 notes, the “notes”).

We will pay interest on the 2031 notes, the 2033 notes, the 2035 notes, and the 2065 notes on February 15 of each year until maturity, beginning on February 15, 2027. We will pay interest on the 2038 notes and the 2044 notes on November 15 of each year until maturity, beginning on November 15, 2027. The notes will be our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes of each series will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We may redeem the notes of each series in whole or in part at any time prior to their maturity at the redemption prices described under “Description of Notes—Optional Redemption of the Notes.” In addition, we may redeem any series of the notes in whole, but not in part, at any time at our option in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of Notes—Redemption for Tax Reasons.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Meta Platforms, Inc.(1)(2)
	Per Note	Total	Per Note	Total	Per Note	Total
2031 notes	99.914%	€1,748,495,000	0.100%	€1,750,000	99.814%	€1,746,745,000
2033 notes	99.977%	€1,249,712,500	0.120%	€1,500,000	99.857%	€1,248,212,500
2035 notes	99.803%	€998,030,000	0.150%	€1,500,000	99.653%	€996,530,000
2038 notes	99.774%	€1,746,045,000	0.200%	€3,500,000	99.574%	€1,742,545,000
2044 notes	99.988%	€1,749,790,000	0.300%	€5,250,000	99.688%	€1,744,540,000
2065 notes	99.446%	€1,491,690,000	0.400%	€6,000,000	99.046%	€1,485,690,000

Total		€8,983,762,500		€19,500,000		€8,964,262,500

(1)	Plus accrued interest from November 12, 2026, if settlement occurs after that date.
(2)

The underwriters have agreed to make a payment to us in an amount equal to approximately €7.8 million in connection with the offering, including expenses incurred by us in connection with the offering. See “Underwriting.”

Currently, there are no public markets for the notes.

We intend to apply to list the notes on the Nasdaq Bond Exchange (“Nasdaq”). The listing application will be subject to approval by Nasdaq. We currently expect trading in the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the notes should not be purchased, held, or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (“specified foreign entity”). Each purchaser of the notes, by accepting such notes, will be deemed to have represented, warranted, and agreed that it is not a “specified foreign entity.”

We expect that delivery of the notes will be made to investors in book-entry form only through a common depositary of Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear” and, together with Clearstream, the “clearing systems”) on or about November 12, 2026.

Joint Book-Running Managers

Citigroup	Morgan Stanley

Passive Joint Bookrunners

Goldman Sachs & Co. LLC	BofA Securities	J.P. Morgan

Co-Manager

Société Générale Corporate & Investment Banking

The date of this prospectus supplement is November 4, 2026.

Page

Prospectus Supplement

Prospectus

S-i

NOTICE TO INVESTORS

We have not, and the underwriters have not, authorized anyone to provide you with any information other than the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We and the underwriters are offering to sell the notes only in places where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, or any document incorporated by reference into this prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless expressly indicated or the context requires otherwise, the terms “Meta,” “Company,” “we,” “us,” and “our” in this prospectus refer to Meta Platforms, Inc., a Delaware corporation, and, where appropriate, its subsidiaries. The term “Family” refers to our Facebook, Instagram, Messenger, and WhatsApp products. For references to accessing Meta’s products on the “web” or via a “website,” such terms refer to accessing such products on personal computers. For references to accessing Meta’s products on “mobile,” such term refers to accessing such products via a mobile application or via a mobile-optimized version of our websites, whether on a mobile phone or tablet.

Meta, the Meta logo, Meta Quest, Meta Horizon, Facebook, Instagram, WhatsApp, Reels, and our other registered or common law trademarks, service marks, or trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of Meta Platforms, Inc. or its affiliates. Other trademarks, service marks, or trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

References in this prospectus supplement and the accompanying prospectus to “$,” “U.S. dollars,” and “USD” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states (each, a “Member State”) of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States and is presented in U.S. dollars.

Stabilization

IN CONNECTION WITH THIS OFFERING, CITIGROUP GLOBAL MARKETS LIMITED (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. ANY STABILIZATION ACTION OR OVER-ALLOTMENT WILL BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

S-ii

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation, and any offer of the notes in any Member State of the EEA is made pursuant to an exemption under the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling, or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling, or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that the offering of the notes falls within one of the exceptions specified in Part 1 of Schedule 1 of the POATRs. Accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the POATRs or the Financial Services and Markets Act 2000 (as amended, the “FSMA”), and any offer of the notes in the United Kingdom is made pursuant to an exemption under the POATRs or the FSMA.

This prospectus supplement and the accompanying prospectus are not being made, and have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are not being distributed to, and must not be passed on to, the general public in the United Kingdom. In the UK, such documents are only for distribution to and directed at: (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth entities and other persons falling within Article 49(2)(a) to (d) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities can otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, and their contents are confidential and should not be distributed, published, or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

S-iii

UK MiFIR product governance/Professional investors and Eligible Counterparties only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling, or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

S-iv

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus provided in connection with this offering before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal, or tax advice. You should consult your own counsel, accountants, and other advisors for legal, tax, business, financial, and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

S-v

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in our most recent Quarterly Report on Form 10-Q and in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K that are incorporated by reference herein or in the accompanying prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

S-vi

SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and accompanying prospectus or incorporated by reference herein and therein. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read this entire prospectus supplement and accompanying prospectus, including the information incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 and the other incorporated documents, including “Risk Factors” herein and in such incorporated documents, as well as our consolidated financial statements, before investing in the notes.

Our mission is to build the future of human connection and the technology that makes it possible.

Our products enable people to connect and share through mobile devices, personal computers, virtual reality (“VR”) headsets, and AI glasses. We are innovating in artificial intelligence (“AI”) technologies to build transformative experiences and capabilities across our Family of Apps and new platforms, and to advance our vision to deliver personal superintelligence for everyone.

We build technology that helps people connect and share, find and build communities, and grow businesses. We also help people discover and learn about what is going on in the world around them, enable people to share their experiences, ideas, photos, videos, and other content with audiences ranging from their closest family members and friends to the public at large, and stay connected everywhere by accessing our products. Our vision does not center on any single product, but rather an entire ecosystem of experiences, devices, and new technologies powered by AI. When Facebook launched in 2004, it changed the way people connect. Apps like Messenger, Instagram, WhatsApp and Threads further empowered billions around the world. Today, Meta is building the next evolution of social technology—immersive, empowering and intelligent experiences like AI, Meta Glasses and virtual reality—grounded in one belief: the future is for everyone.

Across our work, we are innovating to build new experiences that help make our platform more social, useful, and immersive. Our AI investments support initiatives across our products and services, helping power the systems that rank content in our apps, our discovery engine that recommends relevant content, the tools advertisers use to reach customers, the development of new generative AI experiences, and the tools that make our product development more efficient and productive. We are also working to develop the next generation of AI models and advance our vision to build superintelligence, which we define as AI that surpasses human intelligence. Although it is inherently difficult to predict when superintelligence may be achieved, we are investing now because we believe this has the potential to begin a new era of individual empowerment, where people can direct superintelligence towards what they value in their own lives.

We report financial results for two segments: Family of Apps (“FoA”) and Reality Labs (“RL”). Currently, we generate substantially all of our revenue from selling advertising placements on our family of apps to marketers, which is reflected in FoA. Ads on our platform enable marketers to reach people across a range of marketing objectives, such as generating leads or driving awareness. Marketers purchase ads that can appear in multiple places including on Facebook, Instagram, Messenger, Threads, and WhatsApp, as well as third-party applications and websites. RL generates revenue from sales of consumer hardware products, software, and content.

Family of Apps Products

•

Facebook. Facebook helps give people the power to build community and bring the world closer together. It’s a place for people to share life’s moments and discuss what’s happening, nurture and build relationships, discover and connect to people with shared interests, and create economic opportunity. They can do this through Feed, Reels, Stories, Groups, Marketplace, and more.

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Instagram. Instagram brings people closer to the people and things they love. Instagram Feed, Stories, Reels, Live, and messaging are places where people and creators can connect and express themselves through photos, video, and private messaging, and discover and shop from their favorite businesses.

•

Messenger. Messenger is a simple yet powerful messaging application for people to connect with friends, family, communities, and businesses across platforms and devices through text, audio, and video calls.

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Meta AI. Meta AI is an assistant that’s available across our apps, as a stand-alone app, on our AI glasses, and on the web. It’s designed to help people learn, get things done, create content, and connect with others to make the most of every moment.

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Threads. Threads is an application for text-based updates and public conversations, where communities come together to discuss topics of interest. People can connect directly with their favorite creators and others who love the same things or build a loyal following of their own to share their ideas, opinions, and creativity with the world.

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WhatsApp. WhatsApp is a simple, reliable, and secure messaging application that is used by people and businesses around the world to communicate and transact in a private way. Within WhatsApp we launched WhatsApp Channels, a one-to-many broadcast service designed to help people follow information from people and organizations that are important to them.

Reality Labs Products

Many of our Reality Labs investments are directed toward long-term, cutting-edge research and development for products that are not on the market today and may only be fully realized in the next decade. This includes exploring innovations in AI and hardware to help build next-generation interfaces. In the near term, we are continuing to develop products and experiences that help people feel connected, anytime, anywhere.

Our current product offerings in VR include our Meta Quest devices, as well as software and content available through the Meta Horizon Store, which enable a range of social experiences that allow people to defy physical distance while engaging in gaming, fitness, entertainment, and more. To drive greater adoption and acceptance of VR we have introduced passthrough capabilities, which allow users to experience the immersion and presence of VR while still being grounded in the physical world, through our Meta Quest devices.

Our wearables efforts include our AI glasses and long-term AR initiatives. Our current AI glasses include the Meta Glasses, Ray-Ban Meta glasses, and Oakley Meta glasses, which feature Meta AI, our advanced conversational assistant, as well as other features such as hands-free interaction. As we continue our long-term efforts to bring AR glasses to market, in 2024 we also unveiled our Orion prototype, a pair of true AR glasses that overlay content on top of the physical world. It does this with an industry-leading field of view and in glasses form factor for comfortable wear. In 2025, we introduced Meta Ray-Ban Display, which combines our AI glasses with an integrated display built into the lens. It comes with the Meta Neural Band, which is a wrist-worn wearable device that uses electromyography to let people control their AI glasses using neuromuscular signals.

We are a Delaware corporation. Our principal executive offices are located at 1 Meta Way, Menlo Park, California 94025, and our telephone number is (650) 543-4800. The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, 19808. The name of the registered agent of the Company at that address is Corporation Service Company. Our Class A common stock trades on the Nasdaq Global Select Market under the symbol “META.”

Recent Developments

Full Exercise of Over-Allotment Option in the Depositary Shares Offering

On October 29, 2026, the underwriters of our previously completed offering of Series A depositary shares exercised in full their over-allotment option to purchase an additional 37,500,000 Series A depositary shares (the “Additional Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 6.50% Series A Mandatory Convertible Preferred Stock, liquidation preference $1,000 per share, par value $0.000006 per share. The Company issued the Additional Depositary Shares on November 2, 2026 and received net proceeds of approximately $1,869 million.

Concurrent Securities Offering

On November 3, 2026, we priced an offering of USD-denominated notes with an aggregate public offering price of approximately $15 billion (the “Concurrent Securities Offering”) consisting of $3,250,000,000 of 5.850% senior notes due 2031, $3,250,000,000 of 6.250% senior notes due 2033, $4,000,000,000 of 6.550% senior notes due 2036, $1,750,000,000 of 7.350% senior notes due 2046, and $2,750,000,000 of 7.500% senior notes due 2056. There can be no assurance that the Concurrent Securities Offering will be completed. Settlement of this offering is not conditioned upon settlement of the Concurrent Securities Offering or vice versa. The Concurrent Securities Offering will only be made pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Securities Offering or vice versa.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Meta Platforms, Inc.

Issuer Legal Entity Identifier	BQ4BKCS1HXDV9HN80Z93

Notes	€1,750,000,000 aggregate principal amount of 4.300% senior notes due 2031 (the “2031 notes”).

€1,250,000,000 aggregate principal amount of 4.650% senior notes due 2033 (the “2033 notes”).

€1,000,000,000 aggregate principal amount of 4.900% senior notes due 2035 (the “2035 notes”).

€1,750,000,000 aggregate principal amount of 5.400% senior notes due 2038 (the “2038 notes”).

€1,750,000,000 aggregate principal amount of 6.050% senior notes due 2044 (the “2044 notes”).

€1,500,000,000 aggregate principal amount of 6.400% senior notes due 2065 (the “2065 notes”).

Maturity Date	The 2031 notes: February 15, 2031.

The 2033 notes: February 15, 2033.

The 2035 notes: February 15, 2035.

The 2038 notes: November 15, 2038.

The 2044 notes: November 15, 2044.

The 2065 notes: February 15, 2065.

Interest Rate	The 2031 notes: 4.300% per annum, from November 12, 2026, payable annually in arrears.

The 2033 notes: 4.650% per annum, from November 12, 2026, payable annually in arrears.

The 2035 notes: 4.900% per annum, from November 12, 2026, payable annually in arrears.

The 2038 notes: 5.400% per annum, from November 12, 2026, payable annually in arrears.

The 2044 notes: 6.050% per annum, from November 12, 2026, payable annually in arrears.

The 2065 notes: 6.400% per annum, from November 12, 2026, payable annually in arrears.

Interest Payment Dates	Interest on the 2031 notes, 2033 notes, 2035 notes, and 2065 notes will be paid annually in arrears on February 15 of each year, beginning on February 15, 2027.

Interest on the 2038 notes and 2044 notes will be paid annually in arrears on November 15 of each year, beginning on November 15, 2027.

Currency of Payments	All payments of interest on, principal of, and any redemption price for, or additional amounts as described under “Description of Notes—Payment of Additional Amounts,” if any, with respect to, the notes will be made in euros. If we are unable to obtain euros in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then Member States of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of Notes—Issuance in Euro; Payment on the Notes.”

Optional Redemption of the Notes	Prior to (i) with respect to the 2031 notes, January 15, 2031 (one month prior to the maturity date of such notes), (ii) with respect to the 2033 notes, December 15, 2032 (two months prior to the maturity date of such notes), (iii) with respect to the 2035 notes, November 15, 2034 (three months prior to the maturity date of such notes), (iv) with respect to the 2038 notes, August 15, 2038 (three months prior to the maturity date of such notes), (v) with respect to the 2044 notes, May 15, 2044 (six months prior to the maturity date of such notes), and (vi) with respect to the 2065 notes, August 15, 2064 (six months prior to the maturity date of such notes) (each such date, a “Par Call Date”), a series of notes will be redeemable as a whole or in part, at our option at any time and from time to time at the applicable “make whole” redemption price described under “Description of Notes—Optional Redemption of the Notes” plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

On or after the applicable Par Call Date, a series of notes will be redeemable as a whole or in part, at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Redemption for Tax Reasons

We may redeem any series of the notes, in whole, but not in part, at any time at our option in the event of certain changes in the tax laws (or any regulations or rulings promulgated under the tax laws) of the United States (or any taxing authority in the United States) that would require us to pay additional amounts as described under “Description of Notes—Payment of Additional Amounts” with respect to the notes. The redemption price will be equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest, if any, on the notes of such series to be redeemed to, but not including, the redemption date. See “Description of Notes—Redemption for Tax Reasons.”

Payment of Additional Amounts	We will pay additional amounts on the notes to each holder that is not a United States person (as defined under “Description of Notes—Payment of Additional Amounts”) in respect of withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by the United States or a taxing authority in the United States, subject to the exceptions and limitations set forth under “Description of Notes—Payment of Additional Amounts.”

U.S. Federal Income Tax Considerations	The 2038 notes and the 2044 notes will be treated as debt instruments that are issued with original issue discount (and without any qualified stated interest) for U.S. federal income tax purposes. As a result, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be required to include original issue discount in their taxable income over the term of the notes on a constant-yield basis, regardless of their method of accounting.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “U.S. Federal Income Tax Considerations” for more information regarding the U.S. federal income tax consequences of an investment in the notes.

Ranking	The notes will be our unsecured and unsubordinated debt and will rank equally with our existing and future unsecured and unsubordinated debt. The notes will not be guaranteed by any of our subsidiaries and will rank structurally subordinate to all liabilities of our subsidiaries.

Use of Proceeds	We intend to use the net proceeds from the offering for general corporate purposes. See “Use of Proceeds.”

Denominations	The notes will be issued in minimum denominations of €100,000 and multiples of €1,000 in excess thereof.

Form of Notes	The notes will be issued in the form of one or more fully registered global notes and will be deposited with a common depositary for, and in respect of interests held through Clearstream and Euroclear. Except as described under “Description of Notes—Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. See “Description of Notes— Book-Entry System—Global Clearance and Settlement.”

Governing Law	State of New York.

Risk Factors

Investing in the notes involves risk. You should read the “Risk Factors” section of this prospectus supplement and in our latest Quarterly Report on Form 10-Q, and other periodic reports we have filed and may file with the SEC from time to time, for a discussion of factors to which you should refer and carefully consider prior to making an investment in the notes.

Trading	The notes are new issues of securities with no established trading markets. We intend to apply to list each series of the notes on Nasdaq. The listing application will be subject to approval by Nasdaq. We currently expect trading in each series of notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist any series of notes at any time. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

Paying Agent	U.S. Bank Europe DAC, UK Branch

Trustee, Registrar and Transfer Agent	U.S. Bank Trust Company, National Association.

Common Code	2031 notes: 355275221

2033 notes: 355275248

2035 notes: 355275256

2038 notes: 355280080

2044 notes: 355280101

2065 notes: 355280128

ISIN	2031 notes: XS3552752217

2033 notes: XS3552752480

2035 notes: XS3552752563

2038 notes: XS3552800800

2044 notes: XS3552801014

2065 notes: XS3552801287

RISK FACTORS

The information below should be read in conjunction with the information under “Item 1A—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which is incorporated by reference herein, and with the information under “Risk Factors” in any subsequent incorporated documents. See “Incorporation of Certain Information by Reference.”

Risks Relating to the Notes

The notes are senior unsecured obligations and will be effectively subordinated to all of our future secured debt.

The notes are our senior unsecured obligations, ranking equally with our other senior unsecured indebtedness. The notes are not secured by any of our assets. As a result, the indebtedness represented by the notes will effectively be subordinated to any secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any dissolution, winding up, liquidation, reorganization, or other similar proceeding, any secured creditors would have a superior claim to the extent of their collateral.

The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

We conduct a majority of our operations through our subsidiaries, which are distinct legal entities from us. The notes are obligations exclusively of Meta Platforms, Inc. and are not guaranteed by any of our subsidiaries. As a result, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries. In the event of any dissolution, winding up, liquidation, reorganization, or other similar proceeding of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. As a result, you may receive less than you are entitled to receive or recover nothing if any dissolution, winding up, liquidation, reorganization, or other similar proceeding occurs.

The indenture governing the notes does not contain financial covenants and only provides limited restrictions on our ability to engage in significant corporate events and other activities, which could adversely impact your investment in the notes.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow, or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other liabilities that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•

limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness, or to engage in sale and leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances, and events that could have an adverse impact on your investment in the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of all risks relating to the notes. Agency credit ratings are not a recommendation to buy, sell, or hold any security, and may be revised adversely or downgraded or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s credit rating.

Redemption may adversely affect your return on the notes.

We have the right to redeem the notes of each series on the terms set forth in this prospectus supplement. We may redeem such notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as or substantially similar to that of the notes being redeemed.

Public markets do not exist and may not develop for the notes which may limit your ability to resell the notes timely or require trading at substantial discount.

The notes will be new issues of securities. Prior to the offering made hereby, there have been no markets for the notes. Although we intend to apply for listing of the notes for trading on Nasdaq, no assurance can be given that the notes will become or will remain listed or that active trading markets for the notes will develop or, if developed, that they will continue. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist any or each series of the notes at any time. The underwriters have advised us that they presently intend to make a market in the notes of each series as permitted by applicable law. The underwriters are not obligated, however, to make a market for the notes of each series and any market-making activities may be discontinued at any time at the sole discretion of the underwriters. Accordingly, there can be no assurance that active markets for the notes will develop. Moreover, even if markets for the notes develop, the notes could trade at substantial discounts from their face amounts. If markets for the notes do not develop, or if market conditions change, purchasers may be unable to resell the notes for an extended period of time, if at all. Consequently, a purchaser may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans.

If trading markets develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes.

The prices for the notes depend on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for notes issued by, other companies similar to us;

•	our results of operations, financial condition, and prospects; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes. Rating agencies continually review the credit ratings they have assigned to companies and debt securities. Negative changes in the credit ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes. Credit ratings are not recommendations to purchase, hold, or sell the notes.

Holders of the notes will receive payments in euros.

All payments of interest on, principal of, and any redemption price for, or additional amounts on, the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee, and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of the notes in converting, payments of interest, principal, any redemption price, or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

In addition, if one or more Member States of the European Monetary Union were to withdraw from the European Monetary Union and cease to use the euro as their currency, the value of the euro could be materially adversely affected.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial, and political events that are important in determining the existence, magnitude, and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of the governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to the volatility could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease (i) in the investor’s home currency equivalent yield on a note, (ii) in the investor’s home currency equivalent of the principal payable at the maturity of that note, and (iii) generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its Member States may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of interest on, principal of, and any redemption price for, or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all of the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than in an investor’s home currency. You should consult your own financial, tax, and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then Member States of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis described under “Description of Notes—Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The notes will initially be held in book-entry form and therefore investors must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

The notes will initially only be issued in registered global form and held through Clearstream and Euroclear. Interests in the global notes (as such term is defined in “Description of Notes—Book-Entry System—Global Clearance and Settlement”) will trade in book-entry form only. Unless and until the notes in definitive registered form are issued in exchange for book-entry interests, owners of book-entry interests will not be considered owners or holders of the notes. The common depositary (or its nominee) for the accounts of Clearstream and Euroclear will be the registered holder of the global notes. Payments in respect of the global notes representing the notes (including principal, any redemption price, interest, and additional amounts, if any) will be made to the paying agent. The paying agent will then make such payments to Clearstream and Euroclear. Thereafter, Clearstream and Euroclear will in turn distribute such payments to participants in accordance with their procedures. After payment to Clearstream and Euroclear, we, the trustee, and the paying agent will have no responsibility or liability for the payment of interest, principal, or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Clearstream or Euroclear, as applicable, and if you are not a participant in Clearstream or Euroclear, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of notes under the indenture. See “Description of Notes—Book-Entry System—Global Clearance and Settlement.” Payments in respect of the global notes representing the notes (including principal, any redemption price, interest, and additional amounts, if any) will be made to the paying agent one business day prior to the date such payment is due.

Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers, or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Clearstream or Euroclear or, if applicable, a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, unless and until notes in definitive registered form are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through Clearstream or Euroclear. We, the trustee, and the paying agent cannot assure you that the procedures to be implemented through Clearstream or Euroclear will be adequate to ensure the timely exercise of rights under the notes. See “Description of Notes—Book-Entry System—Global Clearance and Settlement.”

USE OF PROCEEDS

The net proceeds to us from this offering are estimated to be approximately €8.96 billion, after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes.

Settlement of this offering is not conditioned upon settlement of the Concurrent Securities Offering or vice versa. There can be no assurance that such offering will be completed. The Concurrent Securities Offering would only be made pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Securities Offering or vice versa.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and available-for-sale marketable securities and capitalization on a consolidated basis as of September 30, 2026. We have presented our capitalization on both an actual and as adjusted basis to reflect the issuance of the notes and the receipt (but not the use) of the estimated net proceeds of this offering as described under “Use of Proceeds.” The following table does not reflect the Concurrent Securities Offering. You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference.”

	As of September 30, 2026
	Actual	As Adjusted
	(in millions)
Cash and Cash Equivalents and Marketable Securities
Cash and Cash Equivalents(1)	$11,222	$21,256
Marketable securities	71,227	71,227
Total cash and cash equivalents and marketable securities	$82,449	$92,483

Long-term debt
Long-term debt, non-current	$80,922	$80,922
2031 notes offered hereby(2)	—	1,960
2033 notes offered hereby(2)	—	1,400
2035 notes offered hereby(2)	—	1,120
2038 notes offered hereby(2)	—	1,960
2044 notes offered hereby(2)	—	1,960
2065 notes offered hereby(2)	—	1,680
Total long-term debt, non-current	$80,922	$91,002

Total stockholders’ equity	$272,386	$272,386

Total capitalization	$353,308	$363,388

(1)	As adjusted Cash and Cash Equivalents reflects certain estimated offering expenses payable in connection with this offering. See “Use of Proceeds.”
(2)

Represents the face amount of the notes before deduction for debt issuance costs and any original issue discount. Amount translated using the exchange rate of €1 to $1.12 on November 4, 2026, as reported at 6:00 a.m. (London Time) by Bloomberg.

DESCRIPTION OF NOTES

The following is a summary of the particular terms of the notes of each series offered by this prospectus supplement, and supplements the information under “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The descriptions in this prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the notes and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture that has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. For purposes of this section of this prospectus supplement, references to “Meta,” “the Company,” “we,” “our,” and “us” refer only to Meta Platforms, Inc. and not to its subsidiaries.

General

The 2031 notes will initially be limited to an aggregate principal amount of € 1,750,000,000. The 2031 notes will bear interest from November 12, 2026, payable annually on February 15, beginning on February 15, 2027, to the persons in whose names the 2031 notes are registered at the close of business on the calendar day (whether or not a business day), immediately preceding such February 15. The 2031 notes will mature on February 15, 2031.

The 2033 notes will initially be limited to an aggregate principal amount of € 1,250,000,000. The 2033 notes will bear interest from November 12, 2026, payable annually on February 15, beginning on February 15, 2027, to the persons in whose names the 2033 notes are registered at the close of business on the calendar day (whether or not a business day), immediately preceding such February 15. The 2033 notes will mature on February 15, 2033.

The 2035 notes will initially be limited to an aggregate principal amount of € 1,000,000,000. The 2035 notes will bear interest from November 12, 2026, payable annually on February 15, beginning on February 15, 2027, to the persons in whose names the 2035 notes are registered at the close of business on the calendar day (whether or not a business day), immediately preceding such February 15. The 2035 notes will mature on February 15, 2035.

The 2038 notes will initially be limited to an aggregate principal amount of € 1,750,000,000. The 2038 notes will bear interest from November 12, 2026, payable annually on November 15, beginning on November 15, 2027, to the persons in whose names the 2038 notes are registered at the close of business on the calendar day (whether or not a business day), immediately preceding such November 15. The 2038 notes will mature on November 15, 2038.

The 2044 notes will initially be limited to an aggregate principal amount of € 1,750,000,000. The 2044 notes will bear interest from November 12, 2026, payable annually on November 15, beginning on November 15, 2027, to the persons in whose names the 2044 notes are registered at the close of business on the calendar day (whether or not a business day), immediately preceding such November 15. The 2044 notes will mature on November 15, 2044.

The 2065 notes will initially be limited to an aggregate principal amount of € 1,500,000,000. The 2065 notes will bear interest from November 12, 2026, payable annually on February 15, beginning on February 15, 2027, to the persons in whose names the 2065 notes are registered at the close of business on the calendar day (whether or not a business day), immediately preceding such February 15. The 2065 notes will mature on February 15, 2065.

Each series of notes will be issued under an indenture dated as of August 9, 2022, between us and U.S. Bank Trust Company, National Association, as trustee, as supplemented by one or more supplemental indentures or officer’s certificates setting forth the final terms of the notes of each series (together, the “indenture”). The indenture is more fully described in the accompanying prospectus.

The notes are not subject to any sinking fund.

The indenture does not limit our ability to incur additional indebtedness, including indebtedness that is secured, senior to, or equal in right of payment to the notes, and we may issue additional debt securities under the indenture from time to time in one or more series.

We may, without the consent of the existing holders of the notes, issue additional notes of any series having the same terms (except the issue date, the date from which interest accrues and, in some cases, the first interest payment date) so that existing notes of a particular series and additional notes of such series form the same series under the indenture, provided, however, that if any such additional notes are not fungible with the existing notes for U.S. federal income tax purposes, such additional notes will have a separate Common Code, ISIN, or other identifying number.

The notes will be our unsecured and unsubordinated debt and will rank equally and ratably among themselves and with our existing and future unsecured and unsubordinated debt.

The notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Calculation of Interest on the Notes

If any interest payment date, redemption date, or the maturity date of the notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date, or maturity date, as the case may be, to the date payment is made. Interest on the notes will be paid on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or from and including November 12, 2026, if no interest has been paid on the notes) to, but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA), as defined in the rulebook of the International Capital Market Association.

For purposes of the notes, a “business day” is any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Clearstream and Euroclear.

Issuance in Euro; Payment on the Notes

All payments of interest on, principal of, and any redemption price for, or additional amounts as described under “—Payment of Additional Amounts,” if any, with respect to, the notes will be made in euros. If we are unable to obtain euros in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then Member States of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to the notes will be made in U.S. dollars until the euro is again available to us or so used.

The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by the Company in its sole discretion on the basis of the most recently available market U.S. dollar/euro exchange rate. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments on the notes that may have important economic and tax consequences to them. See “Risk Factors” and the discussion of the foreign currency rules under “U.S. Federal Income Tax Considerations.”

Defeasance

The notes will be subject to defeasance and discharge and to defeasance of certain covenants as set forth in the indenture. See “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Listing

We intend to apply to list the notes on Nasdaq. The listing application will be subject to approval by Nasdaq. We currently expect trading in the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time. Currently, there is no public market for the notes.

Optional Redemption of the Notes

Each series of notes will be redeemable as a whole or in part, at our option at any time and from time to time prior to the applicable Par Call Date (as set forth in the table below), at a redemption price equal to the greater of:

(1)

the sum of the present values of the remaining scheduled payments of principal and interest on the notes of the applicable series to be redeemed (exclusive of interest accrued to the redemption date) that would have been payable if such redemption had been made on the applicable Par Call Date (assuming the notes of such series matured on such date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus the applicable Spread for such notes (as set forth in the table below), and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Each series of notes will be redeemable as a whole or in part, at our option at any time and from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Series	Par Call Date	Spread
2031 notes	January 15, 2031 (one month prior to maturity)	20 basis points
2033 notes	December 15, 2032 (two months prior to maturity)	25 basis points
2035 notes	November 15, 2034 (three months prior to maturity)	30 basis points
2038 notes	August 15, 2038 (three months prior to maturity)	35 basis points
2044 notes	May 15, 2044 (six months prior to maturity)	40 basis points
2065 notes	August 15, 2064 (six months prior to maturity)	45 basis points

“Comparable Government Bond Rate” means, with respect to any redemption date for a series of notes, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with

0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of the applicable series of notes.

“Comparable Government Bond Price” means, with respect to any redemption date for a series of notes, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by us.

“Reference Government Bond Dealer” means (i) each of Citigroup Global Markets Limited, Morgan Stanley & Co. International plc, Goldman Sachs & Co. LLC and Société Générale or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by us.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date for a series of notes, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third business day preceding such redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If fewer than all of the notes of a series are to be redeemed, the particular notes to be redeemed shall be selected pro rata or by lot or by such method as the Company shall deem fair and appropriate unless otherwise required by law and, in respect of global notes, subject to the applicable procedures of Clearstream or Euroclear, as applicable. If any note is to be redeemed only in part, the notice of redemption that relates to such note shall state the principal amount thereof to be redeemed. A new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered will be issued in the name of the holder of the note upon surrender of the original note.

The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “—Redemption for Tax Reasons.”

No notes of a principal amount of €100,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by Clearstream or Euroclear, as applicable, the redemption of the notes shall be done in accordance with the policies and procedures of the applicable clearing system.

Any notice of redemption may, at our discretion, be subject to one or more conditions precedent, including completion of a refinancing transaction or other corporate transaction. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, we may, in our discretion, delay the redemption date until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Unless we default in payment of the redemption price and accrued interest, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal, premium, if any, and interest with respect to the notes to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

1.

to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.

being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b.

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid U.S. federal income tax;

d.	being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, of us; or

e.

being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2.

to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the

United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4.	to any tax, assessment, or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from payments on the notes;

5.	to any estate, inheritance, gift, sales, excise, transfer, wealth, or personal property tax or similar tax, assessment or other governmental charge;

6.

to any tax, assessment, or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

7.

to any tax, assessment, or other governmental charge required to be imposed, withheld, or deducted pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation, or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

8.

to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

9.	to any tax, assessment, or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

10.

to any tax, assessment, or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any note, if such payment can be made without such withholding by at least one other paying agent;

11.

to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the notes in the ordinary course of its lending business, or (ii) that is neither (A) buying the notes for investment purposes only, nor (B) buying the notes for resale to a third-party that either is not a bank or holding the notes for investment purposes only; or

12.	to any tax imposed as a result of any combination of items (1) through (11).

The notes are subject in all cases to any tax, fiscal, or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment, or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable. Neither the trustee nor the paying agent shall have any responsibility or obligation to determine if additional amounts pursuant to the foregoing are due and payable or to verify the amount of any such additional amounts.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” or “U.S.” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person.

If the Company is obligated to pay additional amounts with respect to any payment made on any note, at least 30 days prior to the date of such payment, the Company will deliver to the trustee and the paying agent an officer’s certificate stating the fact that additional amounts will be payable and the amount estimated to be so payable and such other information necessary to enable the paying agent to pay additional amounts on the relevant payment date (unless such obligation to pay additional amounts arises less than 45 days prior to the relevant payment date, in which case the Company may deliver such officer’s certificate as promptly as practicable thereafter). The trustee and the paying agent shall be entitled to rely solely, without further inquiry, on such officer’s certificate as conclusive proof that such payments are necessary.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States) or the official position regarding the application or interpretation thereof (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced or becomes effective on or after the issue date of the notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of notes, then we may at any time at our option redeem, in whole, but not in part, the notes of such series on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts due with respect to such principal and unpaid interest), on the notes of such series to be redeemed to, but not including, the redemption date.

Book-Entry System

Global Clearance and Settlement

The notes will be issued in the form of one or more fully registered global notes (the “global notes”) and will be deposited with a common depositary for, and in respect of interests held through, Clearstream and Euroclear, and registered in the name of the nominee of the common depositary. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to Clearstream or Euroclear or their respective nominees.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be held in denominations of €100,000 and additional multiples of €1,000 in excess thereof. Investors may hold notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons that are not Clearstream or Euroclear participants may beneficially own notes held by the common depositary for Clearstream and Euroclear only through direct or indirect participants in Clearstream and Euroclear. So long as the common depositary for Clearstream and Euroclear is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global note.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges, and other matters relating to an investor’s interest in the notes held by them. We, the trustee, and the paying agent have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We, the trustee, and the paying agent also do not supervise these systems in any way.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.

Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by its depositary.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

The Euroclear Operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Clearstream and Euroclear Arrangements

So long as Clearstream or Euroclear or their nominee or the common depositary’s nominee is the registered holder of the global notes, Clearstream, Euroclear or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, premium, if any, and interest in respect of the global notes will be made to Clearstream, Euroclear or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, transfer agent, paying agent, and registrar, any underwriter, and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euros to the extent received by Clearstream or Euroclear from the Company or from the Company through the paying agent to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures.

Because Clearstream and Euroclear can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Brussels or Luxembourg, depending on whether Clearstream or Euroclear is used.

Clearstream and Euroclear will credit payments to the cash accounts of Clearstream Customers or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Customer or Euroclear Participant only in accordance with its relevant rules and procedures.

Although Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the applicable global notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his or her attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us and the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

The information in this section concerning Clearstream and Euroclear has been obtained from sources that Meta believes to be reliable (including Clearstream and Euroclear), but Meta takes no responsibility for the accuracy thereof.

None of Meta, the trustee, transfer agent, paying agent, registrar, nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of Clearstream, Euroclear, their nominees, or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

For other terms of the notes, including the Events of Default, limitations on consolidation, merger, or sale, and provisions regarding amendments or supplements to the indenture, see “Description of Debt Securities” in the accompanying prospectus.

Notices

Notices to holders of the notes will be given only to Clearstream or Euroclear, as applicable, in accordance with its applicable policies as in effect from time to time.

Prescription Period

Any money that we deposit with the trustee (in U.S. dollars) or any paying agent (in euros) for the payment of principal or any interest on any global note of any series that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of the global note will be able to seek any payment to which that holder may be entitled to collect only from us.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Concerning the Trustee, Paying Agent, Registrar, and Transfer Agent

U.S. Bank Trust Company, National Association will be the trustee, registrar and transfer agent with respect to the notes. U.S. Bank Europe DAC, UK Branch will initially act as paying agent with respect to the notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of U.S. federal income tax considerations of owning and disposing of notes purchased for cash in this offering at their “issue price,” which we assume will be the prices indicated on the cover of this prospectus supplement, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	an insurance company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting with respect to the notes;

•	holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity; or

•	a partnership for U.S. federal income tax purposes.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership holding notes or a partner in such a partnership, you should consult your tax advisor as to the particular U.S. federal income tax consequences to you of owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary does not address any aspect of state, local, or non-U.S. taxation, any minimum tax consequences, any Medicare contribution tax consequences, the application of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements, or any taxes other than U.S. federal income taxes. You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

Tax Considerations for U.S. Holders

This section applies to you only if you are a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of a note and are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein, or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

Under certain circumstances, we might be required to pay holders amounts in excess of the stated interest and principal payable on the notes, as described under “Description of Notes—Payment of Additional Amounts.”

We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest and Original Issue Discount

If the stated redemption price at maturity of the notes of any series exceeds their issue price by an amount greater than or equal to a statutorily-defined de minimis threshold, then such series of the notes will be considered to be issued with original issue discount (“OID”) for United States federal income tax purposes. The amount of OID on a note generally is equal to the excess of the note’s stated redemption price at maturity over its issue price. The stated redemption price at maturity is the sum of all payments provided by the debt instrument other than “qualified stated interest.” Qualified stated interest is stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate under all possible payment schedules.

Because the first interest payment period for the 2038 notes and the 2044 notes is longer than one year and therefore interest on the notes of these series is not payable at least annually, stated interest on these series of notes would not be treated as qualified stated interest. As a result, these notes will be treated as having been issued with OID for U.S. federal income tax purposes. You will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method, before the receipt of cash payments attributable to this income, regardless of your method of accounting for U.S. federal income tax purposes.

The 2031 notes, the 2033 notes, the 2035 notes and the 2065 notes are issued without original issue discount for U.S. federal income tax purposes, and interest paid on such series of notes will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

If you use the cash method of accounting for U.S. federal income tax purposes and own the 2031 notes, the 2033 notes, the 2035 notes or the 2065 notes, you will be required to include in income the U.S. dollar value of a euro-denominated interest payment determined based on the spot rate on the date the payment is received, regardless of whether the payment is in fact converted into U.S. dollars. You generally will not recognize foreign currency exchange gain or loss with respect to the receipt of such interest payments.

If you use the cash method of accounting for U.S. federal income tax purposes and own the 2038 notes or the 2044 notes, or if you use the accrual method of accounting for U.S. federal income tax purposes, you will generally be required to accrue interest income on the notes in euros and translate that amount into U.S. dollars at the average rate of exchange for the accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate of exchange for the partial period within the taxable year). Alternatively, you may elect to translate accrued interest income into U.S. dollars at the spot rate in effect on the last day of the accrual period (or the last day of the taxable year within the accrual period, in the case of an accrual period that spans two taxable years) or at the spot rate on the date the payment is received, if that date is within five business days of the last day of the accrual period (or the last day of the taxable year within the accrual period, in the case of an accrual period that spans two taxable years). This election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If you use the accrual method, you will recognize foreign currency exchange gain or loss if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income (as described above), regardless of whether the payment is in fact converted into U.S. dollars. Any foreign currency exchange gain or loss will generally be treated as U.S.-source ordinary income or loss but will generally not be treated as an adjustment to interest income received on the notes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the note. Your tax basis in a note will generally equal the cost of your note, increased, in the case of the 2038 notes and the 2044 notes, by the amount of accrued OID and decreased by any payment of stated interest. For these purposes, the amount realized does not include any amount attributable to accrued interest, which would be treated as interest as described under “—Payments of Interest and Original Issue Discount” above. Your amount realized will be equal to the sum of the U.S. dollar value of the euros received calculated at the exchange rate in effect on the date the note is sold or otherwise disposed of in a taxable disposition and the fair market value of any property received in exchange for the note. If the notes are treated as traded on an established securities market, a U.S. Holder who uses the cash method, and if it so elects, a U.S. Holder who uses the accrual method, will determine the U.S. dollar value of the amount realized by translating such amount received at the spot rate of exchange on the settlement date of the sale. The election available to U.S. Holders who use the accrual method in respect of the purchase and sale of notes traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. U.S. Holders should consult their own tax advisors about the availability of this treatment (and in the case of accrual basis U.S. Holders, the advisability of making this election).

Subject to the foreign currency rules described below, gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition your holding period for the note is more than one year. Long-term capital gains recognized by non-corporate taxpayers are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on the sale or other disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. Holder held the note. Such foreign currency gain or loss generally will constitute U.S.-source income or loss. Gain or loss attributable to such fluctuations will generally equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the note, determined using the spot rate on the date the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the note, determined using the spot rate on the date the U.S. holder acquired the note (or, in each case, for cash method or electing accrual method taxpayers, the settlement date of such disposition, if the note is treated as traded on an established securities market). In addition, upon the sale or other taxable disposition of a note, a U.S. Holder that owns the 2038 notes or the 2044 notes or that uses the accrual method and owns any notes may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest (as described above under “—Payments of Interest and Original Issue Discount”). The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the disposition.

Reportable Transactions

A U.S. Holder that participates in a “reportable transaction” (as defined in applicable Treasury Regulations) will be required to disclose its participation to the IRS. A U.S. Holder may be required to treat a foreign currency exchange loss relating to a note as a reportable transaction if the loss equals or exceeds $50,000 in a single taxable year if the U.S. Holder is an individual or trust, or higher amounts for other U.S. Holders. In the event the acquisition, ownership or disposition of a note constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. Holder will be required to disclose its investment to the IRS, currently on IRS Form 8886. Prospective purchasers should consult their tax advisors regarding the application of these rules.

Tax Considerations for Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a note and are, for U.S. federal income tax purposes:

•	a nonresident alien individual (except as provided in the paragraph immediately below);

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax advisor regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA, payments of principal, interest, and premium (such as a “make whole” payment in connection with an optional redemption, if any) on the notes generally will not be subject to U.S. federal income or withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	you certify on a properly executed IRS Form W-8 appropriate to your circumstances, under penalties of perjury, that you are not a United States person; and

•	the interest on the notes is not “effectively connected” with your conduct of a trade or business in the United States as described below.

If you cannot satisfy the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States as described below under “Effectively Connected Income,” payments of interest on the notes will be subject to withholding tax at a rate of 30%. To claim a reduction in or an exemption from the withholding tax under an applicable tax treaty, you must provide the applicable withholding agent with a properly completed IRS Form W-8 claiming such benefits.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below concerning backup withholding and FATCA, you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of a note unless the gain is effectively connected with your conduct of a trade or business in the United States as described below under “Effectively Connected Income,” although any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.”

Effectively Connected Income

If you are engaged in a trade or business in the United States, and if income or gain on a note is effectively connected with your conduct of this trade or business (and, if required by an applicable income tax treaty, the income or gain is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Considerations for U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments to you on the notes and proceeds received by you from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments to you of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds received by you from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you may be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on “withholdable payments” to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. FATCA withholding (if applicable) applies to payments of interest on the notes. While existing Treasury regulations would also require withholding on payments of gross proceeds of the sale or other disposition of the notes, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. You should consult your tax advisor regarding the effects of FATCA on your investment in the notes.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes (including an interest in a note) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts, and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account, or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving their plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, and the transaction may need to be reversed. For example, the acquisition and/or holding of the notes (including an interest in a note) by a Covered Plan with respect to which we, any of the underwriters, or any of our or their affiliates (collectively, “Transaction Parties”) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes (or interest therein) are acquired and held in accordance with an applicable statutory, class, or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to the acquisition and holding of the notes (including interests therein). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a party in interest or disqualified person; provided that neither the party in interest or disqualified person nor any affiliate (directly or indirectly) thereof has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the Covered Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that any of these exemptions or any other exemptions will be available, or that all of the conditions of an applicable exemption will be satisfied, with respect to any or all prohibited transactions involving the notes. Therefore, each person that is considering acquiring or holding the notes or an interest in a note in reliance on an exemption should carefully review and consult with its legal advisors to confirm that it is applicable to its investment in the notes.

Plans that are, or whose assets constitute the assets of, governmental plans (within the meaning of Section 3(32) of ERISA), certain church plans (within the meaning of Section 3(33) of ERISA), and non-U.S. plans (as described in Section 4(b)(4) of ERISA) may not be subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, but may nevertheless be subject to Similar Laws. Fiduciaries of any such plans considering an investment in the notes should consult with their legal advisors to consider the applicable fiduciary standards and to determine the potential consequences of an investment in the notes under any applicable Similar Laws before deciding whether to acquire or hold any notes or interest in a note.

In light of the above, the notes (including an interest in a note) may not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or violate any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including an interest in a note), each purchaser, holder, and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser, holder, or transferee to acquire or hold the notes, or any interest therein, constitutes assets of any Plan or (ii) the purchase, holding, and subsequent disposition of the notes, or any interest therein, by such purchaser, holder, or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any applicable Similar Laws, and, none of the Transaction Parties has acted or will act as the Plan’s fiduciary in connection with the Plan’s investment in the notes, or any interest therein, unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations of ERISA or Similar Law, it is particularly important that fiduciaries, or other persons considering purchasing the notes (including interests in a note) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be necessary for, and if so applicable to, the purchase, holding, and subsequent disposition of the notes (including an interest therein).

None of the Transaction Parties or any of their representatives or agents make any representation herein as to whether an investment in the notes is appropriate or advisable for Plans in general or any particular Plan. Neither the sale of notes (including interests therein) to a Plan, this discussion nor anything provided in this prospectus supplement is, or is intended to be, in any respect investment advice or a recommendation directed at any potential Plan purchaser or at Plan purchasers generally. Purchasers of the notes (including interests therein) have the exclusive responsibility for ensuring that their investment in the notes complies with the fiduciary responsibility rules of ERISA or of any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, Section 4975 of the Code, or any applicable Similar Laws.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement among the underwriters and Meta, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally, and not jointly, agreed to purchase, the principal amount of each series of notes set forth opposite its name.

Underwriter	Principal Amount of 2031 Notes To Be Purchased	Principal Amount of 2033 Notes To Be Purchased	Principal Amount of 2035 Notes To Be Purchased	Principal Amount of 2038 Notes To Be Purchased	Principal Amount of 2044 Notes To Be Purchased	Principal Amount of 2065 Notes To Be Purchased
Citigroup Global Markets Limited	€568,750,000	€406,250,000	€325,000,000	€568,750,000	€568,750,000	€487,500,000

Morgan Stanley & Co. International plc	€568,750,000	€406,250,000	€325,000,000	€568,750,000	€568,750,000	€487,500,000
Goldman Sachs & Co. LLC	€262,500,000	€187,500,000	€150,000,000	€262,500,000	€262,500,000	€225,000,000
Merrill Lynch International	€131,250,000	€93,750,000	€75,000,000	€131,250,000	€131,250,000	€112,500,000
J.P. Morgan Securities plc	€131,250,000	€93,750,000	€75,000,000	€131,250,000	€131,250,000	€112,500,000
Société Générale	€87,500,000	€62,500,000	€50,000,000	€87,500,000	€87,500,000	€75,000,000

Total	€1,750,000,000	€1,250,000,000	€1,000,000,000	€1,750,000,000	€1,750,000,000	€1,500,000,000

The underwriters have agreed, severally and not jointly, to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of notes by the underwriters is subject to receipt and acceptance, and the underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer each series of notes to the public at the respective public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession (as set forth in the table below and expressed as a percentage of the principal amount of the applicable series of notes). In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession (as set forth in the table below and expressed as a percentage of the principal amount of the applicable series of notes) on sales to other dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

Series	Discount to Securities Dealers	Discount to Other Brokers or Dealers
2031 notes	0.060%	0.040%
2033 notes	0.080%	0.040%
2035 notes	0.100%	0.050%
2038 notes	0.120%	0.080%
2044 notes	0.200%	0.100%
2065 notes	0.250%	0.150%

The expenses of the offering, not including the underwriting discounts, are estimated to be approximately €5 million. The underwriters have agreed to make a payment to us in an amount equal to approximately €7.8 million in connection with the offering, including expenses incurred by us in connection with the offering.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We intend to apply to list each series of the notes on Nasdaq. The listing application will be subject to approval by Nasdaq. We currently expect trading in the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at discounts from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions, and other factors.

Price Stabilization and Short Positions

In connection with the offering of the notes, Citigroup Global Markets Limited (in this capacity, the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may engage in transactions that stabilize, maintain, or otherwise affect the prices of the notes. Specifically, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may conduct these transactions in the over-the-counter market or otherwise, is not required to engage in any of these activities, and may discontinue them at any time and without notice. To the extent required under applicable law, any stabilization action may only begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment will be conducted by the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) in accordance with applicable laws and rules.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of any of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking, and other commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities. They have received, and may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our or our affiliates’ securities and/or instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the pricing of the notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

Selling Restrictions

Other than in the United States, no action has been taken by the Company or the underwriters that would permit a public offering of the notes, or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold, distributed, or otherwise made available to and should not be offered, sold, distributed, or otherwise made available to any retail investor in the United Kingdom (“UK”). For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or both) of the following; (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling, or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling, or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

In the UK, this prospectus supplement is for distribution only to, and is directed only at, persons who (i) have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation, or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the notes. If you are in doubt about any of the contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations, and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”); (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise intermediate the offering and sale of the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted, or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates, the Abu Dhabi Global Market, and the Dubai International Financial Centre governing the issue, offering, and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority, or the Dubai Financial Services Authority.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under

Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date we subsequently file such reports and documents until the termination of this offering; provided, however, that we are not incorporating by reference any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2025, filed on January 29, 2026;

•	Those portions of our Definitive Proxy Statement on Schedule 14A filed on April 16, 2026 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025;

•

Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026 filed on April 30, 2026, for the quarterly period ended June  30, 2026 filed on July 30, 2026, and for the quarterly period ended September  30, 2026 filed on October 22, 2026;

•	Current Reports on Form 8-K filed on January 16, 2026, April 14, 2026, May 4, 2026, May 29, 2026, October 21, 2026, and October 29, 2026; and

•	Definitive Information Statement on Schedule 14C filed on November 2, 2026.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or calling us at:

Meta Platforms, Inc.

1 Meta Way

Menlo Park, California 94025

Telephone: (650) 543-4800

Attention: Investor Relations

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for Meta Platforms, Inc. by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Meta Platforms, Inc.

Debt Securities

Meta Platforms, Inc. (“Meta”) may, from time to time, offer and sell debt securities in one or more series. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain the specific terms of the debt securities offered. The prospectus supplements will also describe the specific manner in which we will offer the debt securities. The prospectus supplements may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

The debt securities may be offered and sold to or through underwriters, brokers, dealers, or agents as designated from time to time, directly to one or more other purchasers, or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers, or agents are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission, or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus may not be used to offer and sell debt securities unless accompanied by a prospectus supplement.

Investing in our debt securities involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference herein and therein before you invest in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2026.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement, or in any free writing prospectus filed by us with the U.S. Securities and Exchange Commission (the “SEC”). We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement and any free writing prospectus or any document incorporated by reference is accurate as of any date other than the respective dates on the front of such documents. Our business, properties, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus does not constitute an offer to sell, or an invitation on our behalf, to subscribe to or purchase any of the debt securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under a “shelf” registration process. Under this shelf registration process, we may, at any time and from time to time, sell in one or more offerings the debt securities described in this prospectus. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the debt securities offered, the price to the public, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution, any underwriting compensation, and the other specific material terms related to the offering of those debt securities. For more detail on the terms of the debt securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

Unless expressly indicated or the context requires otherwise, the terms “Meta,” “Company,” “we,” “us,” and “our” in this prospectus refer to Meta Platforms, Inc., and, where appropriate, its subsidiaries. References to “debt securities” include any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars. The term “Family” refers to our Facebook, Instagram, Messenger, and WhatsApp products. For references to accessing Meta’s products on the “web” or via a “website,” such terms refer to accessing such products on personal computers. For references to accessing Meta’s products on “mobile,” such term refers to accessing such products via a mobile application or via a mobile-optimized version of our websites, whether on a mobile phone or tablet.

Meta, the Meta logo, Meta Quest, Meta Horizon, Facebook, Instagram, WhatsApp, Reels, and our other registered or common law trademarks, service marks, or trade names included or incorporated by reference in this prospectus are the property of Meta Platforms, Inc. or its affiliates. Other trademarks, service marks, or trade names included or incorporated by reference in this prospectus are the property of their respective owners.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our filings are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. Our filings are also available, free of charge, on our website at https://investor.atmeta.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein).

Meta filed a registration statement on Form S-3 to register with the SEC the debt securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our debt securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2025, filed on January 29, 2026 (the “Annual Report”);

•	Those portions of our Definitive Proxy Statement on Schedule 14A filed on April 16, 2026 that are incorporated by reference into our Annual Report;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed on April 30, 2026; and

•	Current Reports on Form 8-K filed on January 16, 2026 and April 14, 2026.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

Notwithstanding the foregoing paragraphs, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

We will provide to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents, upon written request and at no cost to the requester. Requests should be made by writing us at the following address:

Meta Platforms, Inc.

1 Meta Way

Menlo Park, California 94025

Telephone: (650) 543-4800

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward- looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” in our most recent Quarterly Report on Form 10-Q and in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K that are incorporated by reference herein or in any accompanying prospectus supplement. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

THE COMPANY

Our mission is to build the future of human connection and the technology that makes it possible.

Our products enable people to connect and share through mobile devices, personal computers, virtual reality (VR) headsets, and AI glasses. We are innovating in artificial intelligence (AI) technologies to build transformative experiences and capabilities across our Family of Apps and new platforms, and to advance our vision to deliver personal superintelligence for everyone.

We build technology that helps people connect and share, find and build communities, and grow businesses. We also help people discover and learn about what is going on in the world around them, enable people to share their experiences, ideas, photos, videos, and other content with audiences ranging from their closest family members and friends to the public at large, and stay connected everywhere by accessing our products. Meta is moving our offerings beyond 2D screens toward immersive experiences like augmented and virtual reality to help build the next computing platform. Our vision does not center on any single product, but rather an entire ecosystem of experiences, devices, and new technologies powered by AI. While the metaverse is in the very early stages of its development, we believe it will become the next computing platform and the future of social interaction.

Across our work, we are innovating to build new experiences that help make our platform more social, useful, and immersive. Our AI investments support initiatives across our products and services, helping power the systems that rank content in our apps, our discovery engine that recommends relevant content, the tools advertisers use to reach customers, the development of new generative AI experiences, and the tools that make our product development more efficient and productive. We are also working to develop the next generation of AI models and advance our vision to build superintelligence, which we define as AI that surpasses human intelligence. Although it is inherently difficult to predict when superintelligence may be achieved, we are investing now because we believe this has the potential to begin a new era of individual empowerment, where people can direct superintelligence towards what they value in their own lives.

We are a Delaware corporation. Our principal executive offices are located at 1 Meta Way, Menlo Park, California 94025, and our telephone number is (650) 543-4800. Our Class A common stock trades on the Nasdaq Global Select Market under the symbol “META.”

RISK FACTORS

Investing in the debt securities involves significant risks. Before you invest in the debt securities, in addition to the other information contained in this prospectus and in the applicable prospectus supplement, you should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus and the applicable prospectus supplement. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the debt securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, time deposits, money market funds, short-term marketable debt securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations, or other short-term investments.

DESCRIPTION OF DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities and/or whether the terms and conditions of the debt securities of a series will be different in one or more respects from the terms and conditions described below.

We will issue the debt securities in one or more series, which will consist of either our senior debt or our subordinated debt, under an indenture between us and U.S. Bank Trust Company, National Association, as trustee. The following summary of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all of the information that you may find useful. The terms and conditions of the debt securities of each series will be set forth in those debt securities and may also be set forth in an indenture supplemental to the indenture.

We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the indenture governing the debt securities because it, and not this description, defines your rights as a holder of debt securities. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part. Copies of the indenture, any supplemental indenture and any form of debt security that has been filed may be obtained in the manner described under “Where You Can Find More Information.”

Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us,” and “our” are to Meta Platforms, Inc. and not to any of its subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. Our senior debt securities will be our senior obligations and will rank equally in right of payment with all of our senior indebtedness. If we issue subordinated debt securities, the terms of the subordination will be described in the applicable prospectus supplement. The indenture does not limit our ability to incur additional indebtedness, including indebtedness that is secured, senior to or equal in right of payment to debt securities issued under the indenture. The indenture also does not limit the amount of debt securities that we may issue under the indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement or pricing supplement, if any.

Debt securities denominated in U.S. dollars will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement.

If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon, at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indenture

The indenture provides that debt securities may be issued under it from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	whether the debt securities rank as senior debt or subordinated debt and the terms of any subordination;

•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine those dates;

•

the rate or rates at which any debt securities of the series will bear interest, if any, the date or dates from which interest, if any, will accrue, the interest payment dates on which interest, if any, will be payable, the terms and conditions of any deferral of interest and the additional interest, if any, thereon the right, if any, to extend the interest payment periods and the duration of such extensions, the regular record date for interest, if any, payable on any interest payment date and the method by which such rate or rates or date or dates is determined;

•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;

•

our right, if any, to redeem debt securities of the series and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option;

•

our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any mandatory redemption or sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to that obligation;

•	if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•

if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which those amounts will be determined;

•	if other than U.S. dollars, the currency or currencies in which the debt securities of a series are denominated;

•

if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currency or currencies other than that or those in which those debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on the debt securities as to which that election is made will be payable, the periods within which and the terms and conditions upon which that election is to be made and the amount so payable (or the manner in which that amount will be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	the terms applicable to any debt securities issued at a discount to their stated maturity;

•

if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;

•

if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in that case, the respective depositaries for those global securities and the form of any legend or legends which will be borne by any global securities, and any circumstances in which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the name or names of persons other than the depositary for that global security or a nominee thereof and any other provisions governing exchanges or transfers of global securities;

•

if the debt securities of a series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

•

any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the trustee or the requisite holders of those debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants described in this prospectus applicable to debt securities of the series;

•

if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which those debt securities will be so convertible or exchangeable;

•	whether and under what circumstances we will pay additional amounts on the debt securities;

•	any trustees, depositaries, authenticating or paying agents, transfer agents or registrars of any other agents;

•	any provisions for the remarketing of the debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued; and

•	any other terms of the debt securities of the series (which terms will not be inconsistent with the provisions of the indenture, except as permitted thereunder).

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

As used in the indenture, the term “business day” means, with respect to debt securities of a series, any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the city (or in any of the cities, if more than one) in which amounts on the debt securities are payable are not required by any applicable law or regulation to be open.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities unless otherwise specified in the applicable prospectus supplement. If the maturity date, the redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, the redemption price, if any, and accrued and unpaid interest, if any, to but excluding the redemption date, on the next succeeding business day, and no interest will accrue from and after the relevant maturity date, redemption date or interest payment date to the date of that payment. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If the debt securities of a series being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for that purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of that global security. If any of the debt securities are no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Registered Global Securities.”

A holder may transfer or exchange any certificated debt securities in definitive form at the corporate trust office of the trustee. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of debt securities will be treated as the owner of those debt securities for all purposes.

All amounts in respect of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after that payment was due and payable will be repaid to us, and the holders of those debt securities will thereafter look solely to us for payment.

Consolidation, Merger or Sale

We cannot consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (other than to one or more of our subsidiaries) unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are conveyed, transferred or leased is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on any debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities outstanding under the indenture, we shall be discharged from all our obligations under the debt securities and the indenture.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following with respect to any series of debt securities:

•

failure to pay interest for 30 days after the date payment is due and payable; provided that, an extension of an interest payment period in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant applicable to such series for 90 days after notice that performance was required;

•	certain events relating to our bankruptcy, insolvency or reorganization; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officer’s certificate or supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest or principal involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of such series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of debt securities outstanding under the indenture affected thereby may declare the entire principal amount of all of such series of debt securities due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture provides that the trustee shall within 90 days after the trustee shall have actual knowledge or received written notice of the occurrence of a default with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it; provided that, except in the case of a default or Event of Default in payment of the principal, premium, if any, of, or interest on, any debt security of such series or in the payment of any redemption obligation, the trustee may withhold the notice if, and so long as, it in good faith determines that withholding the notice is in the interests of the holders of debt securities of that series.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested in writing that the trustee institute the action;

•	the requesting holders have offered the trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in compliance with any condition or covenant of the indenture.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add one or more guarantees for the benefit of holders of debt securities;

•	cure any ambiguity, defect or mistake or correct any inconsistency in the indenture;

•	establish the forms or terms of additional series of debt securities under the indenture;

•

conform any provision of the indenture to this description of debt securities, the description of the notes included in the applicable prospectus supplement or any other relevant section of the applicable prospectus supplement describing the terms of the debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not materially adversely affect the right of any holder; and

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities.

We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•

reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or

•	modify any provisions set forth in this paragraph.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, if any, the subordination provisions applicable to any subordinated debt securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or, in the case of any debt securities denominated in a foreign currency, foreign government obligations, as trust funds, in an amount sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments; provided, that with respect to any discharge in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to such “make-whole” amount calculated as of the date of the discharge, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the trustee at least two business days prior to the redemption date that confirms that the deposit of such Applicable Premium Deficit shall be applied toward such redemption.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, if any, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; provided, that with respect to any defeasance in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to such “make-whole” amount calculated as of the date of the defeasance, with any Applicable Premium Deficit only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the trustee at least two business days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the beneficial owners of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law;

•	no default or Event of Default with respect to the debt securities of a series shall have occurred and be continuing on the date of deposit; and

•	we deliver to the trustee an Officer’s Certificate and an opinion of counsel each stating that we have complied with all of the above requirements.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Registered Global Securities

Unless otherwise provided in the applicable prospectus supplement, we will issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or pricing supplement, if any, and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement or pricing supplement, if any, relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of Meta, the trustee or any other agent of Meta or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

U.S. Bank Trust Company, National Association will serve as trustee under the indenture.

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in the United States.

The indenture contains limitations on the right of the trustee, should it become a creditor of Meta, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the indenture, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

PLAN OF DISTRIBUTION

We may sell our debt securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters, including through underwriting syndicates represented by managing underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction, or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of debt securities underwritten or purchased by them, the initial public offering price of the debt securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and compensation received by them on resale of the debt securities may be deemed to be underwriting discounts.

Any public offering price, dealer purchase price, discount, or commission may be changed from time to time.

The debt securities may be distributed from time to time in one or more transactions, at negotiated prices, at fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale, or at prices related to prevailing market prices.

Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold.

If underwriters are utilized in the sale of any debt securities in respect of which this prospectus is being delivered, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices, or at varying prices determined by the underwriters at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of debt securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such debt securities if any are purchased.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell debt securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold.

Offers to purchase debt securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of debt securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer, or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of debt securities will be a new issue and will have no established trading market. We may elect to list any series of debt securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the debt securities.

Agents, underwriters and dealers, or their affiliates, may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on a stock exchange, in the over-the-counter market or otherwise.

The place and time of delivery for debt securities will be set forth in the applicable prospectus supplement for such debt securities.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the debt securities to be issued by us and certain other legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Any underwriters, dealers or agents will be advised about the validity of the debt securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

€9,000,000,000

Meta Platforms, Inc.

€1,750,000,000 4.300% Senior Notes due 2031

€1,250,000,000 4.650% Senior Notes due 2033

€1,000,000,000 4.900% Senior Notes due 2035

€1,750,000,000 5.400% Senior Notes due 2038

€1,750,000,000 6.050% Senior Notes due 2044

€1,500,000,000 6.400% Senior Notes due 2065

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Morgan Stanley

Passive Joint Bookrunners

Goldman Sachs & Co. LLC

BofA Securities

J.P. Morgan

Co-Manager

Société Générale Corporate & Investment Banking

November 4, 2026